Exhibit 4.8

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2024, by and between Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (the “Holder”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, PubCo, the Holder, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of the Holder, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of the Holder (the “Company”), entered into a business combination agreement, dated as of June 26, 2023, as amended on March 11, 2024, May 16, 2024, June 17, 2024 and August 23, 2024 (the “Business Combination Agreement”), which provides for, among other things, a business combination between SPAC and the Company, and following the consummation of such transactions, the Holder will hold 27,463,627 PubCo Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, PubCo and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition, risk of forfeiture and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Definitions. For purposes of this Agreement:

(a)  the term “Change of Control” means the occurrence, after the Closing Date, of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the PubCo board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; or (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.

(b)            the term “Immediate Family” means, with respect to any natural person, any of the following: (i) such person’s spouse; (ii) the siblings of such person and his or her spouse; and (iii) the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)            the term “Lock-Up Period” means the period beginning on the date of the consummation of the Share Contribution and ending on the earlier of: (i) the date that is six months after the Closing Date; or (ii) the consummation of a Change of Control of PubCo;

(d)            the term “Lock-Up Shares” means the Shares, and for the avoidance of any doubt shall exclude (i) PubCo Ordinary Shares acquired in the public market after the Closing Date and (ii) PubCo Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act after the Closing Date;

(e)            the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 3(a); and

(f)             the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, or agree to dispose of, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.            Earnout Shares. The parties hereto hereby agree that (x) 18,640,098 PubCo Ordinary Shares, representing approximately 67.9% of the PubCo Ordinary Shares to be held by the Holder immediately following the Effective Time, shall be fully vested and freely tradable, subject only to the restrictions set forth in the Securities Act or set forth herein and (y) 8,823,529 PubCo Ordinary Shares, representing the remaining approximately 32.1% of the PubCo Ordinary Shares to be held by the Holder immediately following the Effective Time, shall be subject to vesting and forfeiture as described below (the “Earnout Shares”).

(a)            The Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period (the “Triggering Event”); provided, that the Price Target shall be equitably adjusted for any share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

(b)            In the event that there is a Change of Control of PubCo after the Effective Time and prior to the date that is the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control (taking into account the Earnout Shares that will vest upon such Change of Control and all other PubCo Ordinary Shares issuable or vesting upon such Change of Control) is greater than or equal to the Price Target, the Earnout Shares (to the extent not already fully vested in connection with a Triggering Event) shall become fully vested immediately prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such Change of Control the consideration which would have been issuable or payable to them in such Change of Control (including the right to elect to receive different forms of consideration) if they had held the Earnout Shares immediately prior to the consummation thereof.

(c)            Within five Business Days after the occurrence of a Triggering Event or a Change of Control of PubCo resulting in a vesting of Earnout Shares, PubCo shall cause its transfer agent to note the vesting of the appropriate number of Earnout Shares on its share ledger records.

(d)            If by the eighth anniversary of the Effective Time any Earnout Shares shall not have vested, such Earnout Shares shall be forfeited and shall be delivered in certificated or book-entry form to PubCo for cancellation for no consideration and shall cease to represent any interest in PubCo, effective as of such date.

3.            Lock-Up Provisions.

(a)            Notwithstanding the provisions set forth in Section 3(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares other than unvested Earnout Shares (the “Nonforfeitable Lockup-Up Shares”) during the Lock-Up Period: (i) to the Holder’s officers, directors, managers or management committee members; (ii) to any Affiliates of the Holder or such Affiliate’s officers, directors, managers or management committee members; (iii) in the case of any such Permitted Transferee being an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in the case of any such Permitted Transferee being an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of any such Permitted Transferee being an individual, pursuant to a qualified domestic relations order; (vi) to any partners (general or limited), members, shareholders or holders of similar Equity Securities of the Holder (or, in each case, its nominee or custodian) or any of their respective Affiliates; (vii) by virtue of applicable Law or the Holder’s Governing Documents upon liquidation or dissolution of the Holder; (viii) in connection with any pledge, hypothecation or other granting of a security interest in the Nonforfeitable Lock-Up Shares to one or more lending institutions as collateral or security for any borrowing or the incurrence of any indebtedness by the Holder (provided, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or Equity Securities issued by multiple issuers); (ix) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case, made to all holders of PubCo Ordinary Shares, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, all Nonforfeitable Lock-Up Shares shall remain subject to the provisions of Section 3(b); or (x) to the Holder; provided, however, that, in the case of clauses (i) through (ix), any such Permitted Transferees shall enter into a written agreement agreeing to be bound by the provisions set forth in this Section 3 prior to or concurrently with such Transfer.

(b)            The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees to not, Transfer (i) any Lock-Up Shares during the Lock-Up Period or (ii) any unvested Earnout Shares while such Earnout Shares remain unvested.

(c)            During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF OCTOBER 1, 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Lock-Up Shares, including issuing new share certificates (if any are issued) in respect of the Lock-Up Shares.

(d)            Until an Earnout Share is fully vested, each certificate (if any are issued) evidencing such Earnout Share shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF OCTOBER 1, 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the vesting of the Earnout Shares, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Earnout Shares, including issuing new share certificates (if any are issued) in respect of the Earnout Shares.

(e)            For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of PubCo with respect to (i) the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares and (ii) the Earnout Shares while they are subject to vesting, including the right to vote any Earnout Shares.

4.            Miscellaneous.

(a)            Adjustment. The share prices of the Lock-Up Shares will be equitably adjusted on account of any changes in the equity securities of PubCo that occur after the Closing Date by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)            Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Lock-Up Shares or the Earnout Shares as one of its shareholders for any purpose. In order to enforce this Section 4(b), PubCo may impose stop-transfer instructions with respect to (i) any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the expiration of the Lock-Up Period and (ii) any relevant Earnout Shares (and any permitted transferees and assigns thereof), as applicable, until the Earnout Shares are fully vested.

(c)            Binding Effect; Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)            Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party hereto in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(e)            Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4(e).

(f)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(F).

(g)            Interpretation. (i) Unless the context of this Agreement otherwise requires or unless otherwise specified: (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (iv) Time periods within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (v) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vi) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(h)            Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to the Holder, to:

18/F, Ovest, 77 Wing Lok Street

Sheung Wan, Hong Kong

Email: Quan Qiu

Attention: Qiuquan@baidemed.com

with copies (which shall not constitute notice) to:

Dechert LLP

24/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing, China 100020

Email: yang.wang@dechert.com;

stephen.leitzell@dechert.com

Attention: Yang Wang; Stephen Leitzell

If to PubCo, to:

Baird Medical Investment Holdings Limited

Room 202, 2/F, Baide Building, Building 11

No.15 Rongtong Street, Yuexiu District, Guangzhou

Attention: Quan Qiu

Email: Qiuquan@baidemed.com

with copies (which shall not constitute notice) to:

Dechert LLP

24/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing, China 100020

Email: yang.wang@dechert.com

Attention: Yang Wang

or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 4(h).

(i)             Severability. If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.

(j)             Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that PubCo shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Holder shall not allege, and the Holder hereby waives the defense, that there is an adequate remedy at Law, and the Holder agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(k)            Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under any other agreement between the Holder and PubCo, or any certificate or instrument executed by the Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

(l)             Further Assurances. Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)           Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(n)            Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOLDER:

Betters Medical Investment Holdings Limited

By:	/s/ Haimei Wu
Name: Haimei Wu
Title: Chief Executive Officer

PUBCO:

Baird Medical Investment Holdings Limited

By:	/s/ Haimei Wu
Name: Haimei Wu
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]